Exhibit 99.1

NEWS RELEASE

U.S. Contact:
Eileen H. Dunn
VP Investor/Public Relations
561/438-4930
edunn@officedepot.com

OFFICE DEPOT ANNOUNCES OFFER TO ACQUIRE GUILBERT’S
1.4 BILLION EURO EUROPEAN CONTRACT BUSINESS FOR 815 MILLION EUROS

•	Acquisition Would Double the Size of the Company’s Existing European Business

•	Transaction Would Provide New Platform for Growth in Large-Sized Business Customer Segment in Nine European Countries

•	Acquisition Expected to Be 5-10% Accretive in 2004, First Full Year of Combination

(Delray Beach, Fla.) April 8, 2003 — OFFICE DEPOT, INC. (NYSE: ODP) today announced that it has made a firm offer to acquire the contract sales business of Guilbert S.A. from Pinault-Printemps-Redoute Group (PPR) for 815 million euros. Guilbert S.A. had sales of approximately 1.4 billion euros in 2002. The purchase price is subject to an upward adjustment of 40 million euros, payable only if Office Depot’s stock achieves a specific performance level within 18 months following closing of the proposed transaction. PPR has advised Office Depot that it welcomes this offer and plans to initiate immediate consultation with employee works councils in accordance with European legal requirements. PPR has granted Office Depot an exclusivity period of thirty (30) days in response to the firm offer to purchase Guilbert. The transaction is subject to the approval of European competition authorities. Office Depot hopes to complete the transaction by the late spring of 2003.

Bruce Nelson, Office Depot’s Chairman and CEO commented, “This potential acquisition of one of Europe’s leading contract stationers is another solid step in achieving our long term growth strategy in Europe and enhances our already strong position. In the United Kingdom, Ireland, France, Germany, Italy and the Netherlands, this acquisition is expected to provide us with an exciting new growth platform in the large-sized business customer channel that is highly complementary to our existing small- and medium-sized customer segment operations. The transaction also is expected to provide us with entry into the contract channel in three new countries, Belgium, Portugal and Spain, where we already have existing Viking catalog operations. We also believe this acquisition would allow us to achieve greater operational efficiencies, bringing significant benefits to our customers.

“Guilbert has a long and prestigious history of customer satisfaction, market success and solid customer relationships in the large account segment across Europe,” Nelson added. “Through this transaction, we can now add management depth, market experience and scale in the contract business segment to our already highly successful and profitable European catalog, Internet and retail stores operations. In addition to its well-recognized brand name and well-regarded employee base, Guilbert’s contract business offers us an outstanding distribution and call center network that could accommodate our ambitious European growth plans.”

Rolf van Kaldekerken, Office Depot’s President of European Operations, noted: “We have the highest respect and admiration for Guilbert’s organization and believe that by combining our two companies we can profitably accelerate the growth of both businesses and provide our customers with the highest level of customer service throughout Europe. This business combination would also enable us to more effectively serve large global companies with a seamless organization and significantly enhance our ability to compete with the strategic alliances that some of our major competitors have formed with European counterparts.”

While Office Depot expects this transaction generally to have little impact on earnings in 2003, depending upon timing of the closing, risks of the integration progress and other risks and uncertainties, the transaction could be slightly dilutive to earnings in 2003. It is expected to be accretive to earnings thereafter. In 2004, the acquisition is anticipated to be accretive by 5% to 10%.

Guilbert S.A. is one of the largest contract stationers in Europe. A separately incorporated division of PPR, this company generated approximately 1.4 billion euros in sales in 2002. Headquartered in Senlis, France (just outside Paris), Guilbert has nearly 5,700 employees and operates in nine European countries including Belgium, France, Germany, Ireland, Italy, The Netherlands, Portugal, Spain and the United Kingdom.

Office Depot will host a live Internet broadcast of a conference call today at 11:00 a.m. eastern time to discuss details of this proposed acquisition. Individuals may access the broadcast from Office Depot’s Web site directly at http://investor.officedepot.com. A replay of the conference call will be available at http://investor.officedepot.com from 1:00 p.m. eastern time on April 8, through midnight on April 15.

About Office Depot
No one sells more office products to more customers in more countries than Office Depot. The Company operates under the Office Depot®, Viking Office Products®, Viking Direct® and 4Sure.com® brand names. As of December 28, 2002, Office Depot operated 867 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 20 countries outside of the United States and Canada, including 37 office supply stores in France and 13 in Japan that are owned and operated by the Company; and 121 additional office supply stores under joint venture and licensing agreements operating under the Office Depot® name in seven foreign countries.

The Company also operates an award-winning U.S. Office Depot brand Web site at www.officedepot.com where customers can access Office Depot’s low competitive prices seven days a week, twenty-four hours a day. The Company also operates 32 other Web sites in the U.S. and 14 international countries including: Austria, Belgium, Canada, France, Japan, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Switzerland and the United Kingdom.

Office Depot’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on March 13, 2003 and in our 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial Web sites.